Exhibit 10.2.20

AGREEMENT

          This Agreement is made and entered into by and between KANSAS CITY POWER & LIGHT COMPANY (hereinafter the "Company") and Stephen T. Easley (hereinafter the "Executive") as of December 2, 2008.  In consideration of the mutual promises set forth herein, the parties agree as follows:

1.           Executive has submitted his resignation from employment with the Company, and he resigns effective January 2, 2009 (hereinafter referred to as Executive's "Resignation Date") from any and all positions with the Company, including his position as Senior Vice President – Supply and from his positions with all affiliates and subsidiaries of the Company.  Until his Resignation Date, Executive will be paid his normal salary and benefits.

After the Resignation Date, in accordance with the Company's normal policy, Company shall pay Executive a lump sum cash payment of all earned, unpaid salary and any accrued but unused vacation days owed to Executive as of his Resignation Date.

Executive shall receive such benefits as are provided Executive under Company's plans and programs in accordance with the terms of such plans and programs.  Such benefits shall include, but not necessarily be limited to, vested retirement benefits under the Management Pension Plan and Supplemental Executive Retirement Plan, the Employee Savings Plus Plan, and the Deferred Compensation Plan.

2.          Within two weeks of the Resignation Date, Company shall also pay to Executive by wire transfer a lump sum cash payment of One Million Two Hundred Twenty Five Thousand Dollars ($1,225,000.00), less applicable federal, state, and local tax or other withholdings. Executive acknowledges and agrees that he is responsible for all federal, state, and local income or earnings taxes and the Executive's portion of any employment taxes due on payments made under this Agreement and arising under each of the Company's plans and programs.  Company has no duty to defend Executive in any tax-related proceeding brought against, or any inquiry raised with, Executive. In consideration for amounts received under this Agreement, Executive voluntarily releases and discharges the Company, all of its affiliates, or all of its subsidiaries and each of their agents, officers, directors, employees, and former employees (the "Released Parties"), of and from any and all claims, demands, counterclaims, liabilities, obligations, suits, or causes of action of any kind or nature whatsoever whether in their personal or representative capacities, which the Executive may have had, may now have or may have in the future, arising from or in any way connected with Executive's employment by Company and his resignation from Company's employment, or relating to matters occurring on or before the date hereof. Without limiting in any way the foregoing, the Executive specifically releases the Released Parties from any and all claims, demands, counterclaims, liabilities, obligations, causes of action or suits arising:

a.	Out of or in any manner related to the employment or termination of the Executive; or

b.	Under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e-5; or

c.	Under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq., including the provisions of the Older Workers Benefits Protection Act amendments to the ADEA; or

d.	Under the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; or

e.
Under any and all federal, state or local discrimination statutes, laws, ordinances, regulations or Executive Orders including but not limited to the Missouri Human Rights Act, or other applicable state discrimination act; or

f.	Under Family and Medical Leave Act ("FMLA"), or any comparable state statute; or

g.	Under any exception to the employment-at-will doctrine, including any common-law theory sounding in tort, contract, or public policy; or

h.           Under the provisions of any state or local wage and hour law or ordinance; or

i.	Under the National Labor Relations Act, as amended, 29 U.S.C. Subsection 141, et seq.; or

j.	Under any state "service letter" statute, including but not limited to Missouri's Service Letter Statute, R.S.Mo., 290.140; or

k.           Under the Equal Pay Act of 1963, as amended; or

l.
Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, except this Section 2 shall not be construed as limiting Executive's rights of election or claim for payment of benefits under the Management Pension Plan or the Employee Savings Plus Plan; or

m.	Under Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; or

n.	Under the Change In Control Severance Agreement dated as of September 1, 2006.

3.           Executive understands and acknowledges that the terms and conditions of the Great Plains Energy Incorporated Amended Long-Term Incentive Plan, effective as of May 1, 2007, and the Great Plains Energy Incorporated Long-Term Incentive Plan, effective as of May 5, 1992 and amended as of May 7, 2002, govern all of Executive’s outstanding Awards (as that term is defined in the Plans).  Executive also understands and acknowledges that the terms and conditions of the Great Plains Energy Incorporated/Kansas City Power & Light Company Annual Incentive Plan, amended effective January 1, 2007, govern Executive’s outstanding

award under such Plan.   Executive further understands and acknowledges that this Agreement in no way modifies any terms and conditions of such Plans or his Awards thereunder.

4.           To the extent any payments hereunder are subject to Section 409A of the Internal Revenue Code, such payments will be paid in a manner that will meet the requirements of such section, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under such section.

5.           Company hereby releases and forever discharges Executive from any and all liability, claims, and charges, arising from or in any way connected to his employment. In addition, this Agreement will not cause the termination of, or extinguish Executive's rights under, the Indemnification Agreement dated as of April 5, 2000, as amended by Amendment No. 1 effective October 1, 2001, between Executive and Company.

6.           Executive shall have no duty to seek other employment or mitigate any payments or benefits granted under this Agreement. Furthermore, should Executive obtain comparable employment, such employment shall not be deemed to mitigate any payments or benefits provided in this Agreement.

7.           Executive agrees that any and all Company property in his possession shall be returned on his Resignation Date, with the exception of Executive’s cell phone and cell phone number.

8.           Executive covenants and agrees that all prior agreements relating to confidentiality of proprietary Company information ("Confidential Information") and trade secrets of which Executive has gained knowledge through his employment shall remain in effect and survive this Agreement. The terms Confidential Information and "trade secrets" shall not be deemed to include information that is accessible to or otherwise known by the public.

9.           Executive acknowledges that he has had access to and been involved with numerous aspects of the Company's operations during his period of employment. As such, Executive agrees, until December 31, 2010, and upon reasonable notice, to make himself reasonably available by telephone, or in person on Company premises, at Company's request and to make himself available to Company agents, in order to answer questions, provide information or generally assist the Company and his successor.  Executive shall be reimbursed for mileage and other reasonable out-of-pocket expenses incurred in travelling, at Company’s request, to Company’s premises or elsewhere.  Executive may notify the Company if, in his good faith opinion, the Company’s requests involve an unreasonable amount of Executive’s time.  The Company and Executive shall promptly meet and use their best efforts to negotiate in good faith a mutually-acceptable arrangement to either (i) reduce the Company’s requests for Executive’s availability, or (ii) provide additional compensation to Executive.

10.           The parties agree and covenant that they will not disparage one another for any reason, or make any comments that might be harmful to the other party's reputation. After the Resignation Date, the Company shall not use the Executive's name in connection with the Company in any announcement, press release or business communication, unless required by any federal, state or local law or the Company has obtained the permission of the Executive for such use.

11.           The Company has advised the Executive to consult with counsel prior to the execution of this Agreement, and Executive and Company acknowledge that they have fully read and considered the contents of this Agreement, and that they have had the opportunity to consult with and receive independent legal advice from counsel of their choice regarding the advisability hereof. Company and Executive fully, completely, and totally comprehend the provisions hereof and are in full agreement with each and every one of its terms, conditions, and provisions.

12.           This Agreement shall be construed in accordance with the laws of the State of Missouri. Any dispute relating to this Agreement shall be brought in an appropriate Circuit Court of Missouri or the U.S. District Court for the Western District of Missouri.

13.           This Agreement contains the entire agreement between the Executive and Company concerning the foregoing matters and no change, modification, or waiver of any provision hereof will be valid unless in writing and signed by the parties to be bound.

14.           The provisions of this Agreement are severable, and if any paragraph or part of any paragraph is found to be unenforceable or inoperable, then other paragraphs or the remainder of the particular paragraph, whichever applies, shall remain fully valid and enforceable.

15.           Executive acknowledges that he received this document on December 2, 2008, and that he is legally entitled to consider this Agreement for twenty-one (21) days before executing this Agreement.  Executive acknowledges that he may revoke (cancel) this Agreement within seven (7) days after executing it, by delivering written notice to Michael Chesser, Company's Chairman and Chief Executive Officer. Unless revoked by Executive within seven (7) days after execution, this Agreement will be final and binding on the eighth (8th) day following Executive's execution of this Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.

In witness whereof, the Company and the Executive have signed this agreement as of the date first above written.

Kansas City Power & Light Company                                                                                                             Executive

By: /s/ Michael J. Chesser                                                                                                            /s/ Stephen T. Easley
Michael J. Chesser                                                                                                                Stephen T. Easley
Chairman of the Board and Chief Executive Officer